3: MG Smaller Companies Fund - 10f3

MG Smaller Companies Fund - 10f3

Transactions - Q1 2000



	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Niku Corporation	TriZetto Group	USInternetworking, Inc.
Underwriters

Goldman Sachs, Dain Rauscher, Thomas

Weisel Partners, US Bancorp Piper Jaffray,

Bear Stearns, DBSI, First Union, FleetBoston

Robertson Stephens, JC Bradford, CL King,

McDonald Investment, Sands Bros, Tucker

Anthony, CE Unterberg Towbin, WR Hambrecht

		Bear Stearns, DLJ, Adams Harkness Hill, Wit Capital, etc., including DBSI	CS First Boston, Merrill Lynch, JP Morgan, Legg Mason, E*Offering, CE Unterberg Towbin, Wasserstein Perella, etc.
Years of continuous operation, including predecessors	>3	>3	>3
Security	NIKU	TZIX	USIX
Is the affiliate a manager or co-manager of offering?	No	No	No
Name of underwriter or dealer from which purchased	Goldman Sachs	n/a	n/a
Firm commitment?	Yes	Yes	Yes
Trade date/Date of Offering	2/28/2000	10/7/1999	2/17/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 192,000,000.00	$ 37,800,000	$ 378,000,000
Total	$ 192,000,000.00	$ 37,800,000	$ 378,000,000

Public offering price	24.00	9.00	63.00
Price paid if other than public offering price	-	n/a	n/a
Underwriting spread or commission	$1.68 (7%)	$0.63 (7%)	$2.99 (4.75%)

Shares purchased	500	n/a	n/a
$ amount of purchase	$ 12,000.00	n/a	n/a

% of offering purchased by fund	0.01%	n/a	n/a
% of offering purchased by associated funds*	0.08%	n/a	n/a
Total (Must be less than 25%)	0.09%	n/a	n/a